         As filed with the Securities and Exchange Commission on April 17, 2000
                                            Registration Statement No. 333-31344


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                               AMENDMENT NO. 2 TO

                                    FORM S-3

                             ----------------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                        MILLENNIUM PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                             ----------------------

                    DELAWARE                                        04-3177038
(State or other jurisdiction of incorporation or       (I.R.S. Employer Identification No.)
                 organization)

                                75 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                  617-679-7000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ---------------------

                                  MARK J. LEVIN
                             CHIEF EXECUTIVE OFFICER
                        MILLENNIUM PHARMACEUTICALS, INC.
                                75 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                  617-679-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                   Copies to:

         DAVID E. REDLICK, ESQ.               JOHN B. DOUGLAS III, ESQ.
         JEFFREY A. STEIN, ESQ.               MILLENNIUM PHARMACEUTICALS, INC.
         HALE AND DORR LLP                    75 SIDNEY STREET
         60 STATE STREET                      CAMBRIDGE, MASSACHUSETTS  02139
         BOSTON, MASSACHUSETTS  02109         617-679-7000
         617-526-6000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_______.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             ----------------------




THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.



                   Subject to completion, Dated April 17, 2000



PROSPECTUS

                        MILLENNIUM PHARMACEUTICALS, INC.

       $400,000,000 Principal Amount 5.50% Convertible Subordinated Notes
                              Due January 15, 2007

     2,376,960 Shares of Common Stock issuable upon conversion of the Notes

      105,777 Shares of Common Stock issuable upon exercise of outstanding warrants to purchase common stock

                           --------------------------

         This prospectus covers resales by selling holders of:

     -    our 5.50% Convertible Subordinated Notes due January 15, 2007;

     -    our common stock into which the notes are convertible; and

     - our common stock issuable upon exercise of warrants to purchase our common stock held by GATX Capital Corporation and MM Ventures

      Our 5.50% Convertible Subordinated Notes have the following provisions:

         INTEREST PAYMENTS:                        January 15 and July 15 of
         CONVERSION RATE:                          each year Currently 5.9424
                                                   shares per $1,000 principal
                                                   amount

                                                   Will become 11.8848 shares
                                                   per $1,000 principal amount
                                                   on April 18, 2000, the
                                                   effective date of the
                                                   two-for-one stock split that
                                                   our board of directors
                                                   approved on February 28, 2000



         REDEMPTION OPTIONS:                          -  By us at any time after
                                                         January 15, 2003

                                                      -  By noteholders in the
                                                         event of a change in
                                                         control

         We will not receive any of the proceeds from the sale of the notes or shares by the selling holders.


         Our common stock is quoted on The Nasdaq National Market under the symbol "MLNM." The last reported sale price of our common stock on April 14, 2000 was $115.00.


         The notes are currently designated for trading on the PORTAL Market of the Nasdaq Stock Market.

         SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

                              ---------------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              ---------------------

                             Prospectus dated , 2000

                                TABLE OF CONTENTS

SUMMARY.....................................................................3
RISK FACTORS................................................................6
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION.........................16
RATIO OF EARNINGS TO FIXED CHARGES.........................................16
USE OF PROCEEDS............................................................17
DESCRIPTION OF THE NOTES...................................................18
DESCRIPTION OF CAPITAL STOCK...............................................33
THE WARRANTS...............................................................35
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS...................36
SELLING HOLDERS............................................................43
PLAN OF DISTRIBUTION.......................................................54
EXPERTS....................................................................56
LEGAL MATTERS..............................................................56
WHERE YOU CAN FIND MORE INFORMATION........................................56
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................56

                                     SUMMARY

                        MILLENNIUM PHARMACEUTICALS, INC.

OUR BUSINESS

         Our goal is to become the biopharmaceutical company of the future by building on our broad scientific and technological capabilities and methods, which we call our "technology platform," to develop breakthrough drugs and predictive medicine products and services. Predictive medicine involves identifying information that enables healthcare professionals to make better informed decisions about drug treatment and other aspects of patient care.

         We use many of the same elements of our technology platform throughout our business, from the discovery of disease-related genes, to the development of drugs to specifically address these diseases, to the management of patients affected by these diseases. As a result, we speak of our technological approach as being applicable from "gene to patient." We continually seek to expand our technology platform in an effort to increase the speed of drug discovery and development and improve the resulting drugs.

         We have entered into research, development and commercialization arrangements, which we call "strategic alliances," with major pharmaceutical and biotechnology companies relating to a broad range of therapeutic and predictive medicine products and services. These alliances provide us with the opportunity to receive royalties and profit sharing, if we and our alliance partners are successful in developing and commercializing products. In addition, these alliances provide substantial funding for our research and development and the continued enhancement of our technology platform.

         Our principal executive offices are located at 75 Sidney Street, Cambridge, MA 02139. Our telephone number is (617) 679-7000, and our Internet address is www.mlnm.com. We do not intend for this reference to our Web site to constitute incorporation by reference of the information contained at our site.

                              SUMMARY OF THE NOTES

Interest............................       We will pay interest on the notes on
                                           January 15 and July 15 of each year,
                                           commencing July 15, 2000.

Maturity............................       The notes mature on January 15, 2007

Conversion..........................       You may convert the notes into shares
                                           of common stock at a conversion rate
                                           of 5.9424 shares of common stock per
                                           $1,000 principal amount of notes,
                                           which is equivalent to a conversion
                                           price of approximately $168.28 per
                                           share. Our board of directors
                                           approved a two-for-one stock split on
                                           February 28, 2000. On April 18, 2000,
                                           the effective date of the stock
                                           split, we will adjust the conversion
                                           rate to 11.8848 shares of common
                                           stock per $1,000 principal amount of
                                           notes, which is equivalent to a
                                           conversion price of approximately
                                           $84.14 per share. We will further
                                           adjust the conversion rate each time
                                           we take various corporate actions
                                           specified in the indenture governing
                                           the notes. You may convert the notes
                                           at any time before the close of
                                           business on the maturity date, unless
                                           we have previously redeemed or
                                           repurchased the notes. Holders of
                                           notes called for redemption or
                                           submitted for repurchase may convert
                                           the notes up to and including, but
                                           not after, the business day before
                                           the date fixed for redemption or
                                           repurchase. See "Description of the
                                           Notes--Conversion Rights."


Subordination.......................       The notes are subordinated to our
                                           present and future "senior debt," as
                                           this prospectus defines that term.
                                           The notes are also effectively
                                           subordinated in right of payment to
                                           all indebtedness and other
                                           liabilities of our subsidiaries. As
                                           of March 31, 2000, the aggregate
                                           amount of our outstanding senior debt
                                           was approximately $50.729 million,
                                           and the aggregate amount of
                                           indebtedness and other liabilities of
                                           our subsidiaries was approximately
                                           $2.790 million. The indenture
                                           governing the notes does not restrict
                                           our ability to incur senior debt or
                                           the ability of our subsidiaries to
                                           incur indebtedness. See "Description
                                           of the Notes--Subordination."



Global note, Book-entry
system..............................       We issued the notes only in fully
                                           registered form without interest
                                           coupons and in minimum denominations
                                           of $1,000. We have deposited one
                                           global note evidencing the notes with
                                           the trustee for the notes, as
                                           custodian for The Depository Trust
                                           Company. DTC and its participants
                                           maintain records that show beneficial
                                           interests in the notes, and those
                                           beneficial interests can be
                                           transferred only through those
                                           records. See "Description of the
                                           Notes--Form, Denomination, Transfer,
                                           Exchange and Book-Entry Procedures."

Optional redemption.................       We may redeem the notes, at our
                                           option, in whole or in part, on or
                                           after January 15, 2003, at the
                                           redemption prices set forth in this
                                           prospectus plus accrued and unpaid
                                           interest to the redemption date. See
                                           "Description of the Notes--Optional
                                           Redemption."

Repurchase at option of holders upon a
change in control...................       Upon a "change in control," as this
                                           prospectus defines that term, you
                                           will have the right to require us to
                                           repurchase your notes, in whole or in
                                           part, at 100% of their principal
                                           amount, plus accrued interest to the
                                           repurchase date. We will pay the
                                           repurchase price in cash or, at our
                                           option, and subject to conditions
                                           specified in the indenture, in shares
                                           of our common stock. If we pay the
                                           repurchase price in common stock, we
                                           will value the common stock at 95% of
                                           the average closing sales prices of
                                           the common stock for the five trading
                                           days preceding and including the
                                           third trading day prior to the
                                           repurchase date. This right is not
                                           available if the average closing
                                           sales price per share of our common
                                           stock is equal to or greater than
                                           105% of the conversion price of the
                                           notes before a merger, consolidation
                                           or asset sale or after the later of
                                           an acquisition of capital stock or
                                           its announcement. See "Description of
                                           the Notes--Repurchase at Option of
                                           Holders Upon a Change in Control."

Use of Proceeds.....................       We will not receive any of the
                                           proceeds from the sale of the notes
                                           or the shares of our common stock by
                                           the selling holders.

Events of default...................       The following will be events of
                                           default under the indenture for the
                                           notes:

                                           -     if we fail to pay principal of
                                                 or any premium on any note when
                                                 due, whether or not the
                                                 subordination provisions of the
                                                 indenture prohibit the payment;

                                           -     if we fail to pay any interest
                                                 on any note when due and that
                                                 default continues for 30 days,
                                                 whether or not the
                                                 subordination provisions of the
                                                 indenture prohibit the payment;

                                           -     if we fail to provide the
                                                 notice that we are required to
                                                 give in the event of a "change
                                                 in control," whether or not the
                                                 subordination provisions of the
                                                 indenture prohibit the notice;

                                           -     if we fail to perform any other
                                                 covenant in the indenture and
                                                 that failure continues for 60
                                                 days after written notice to us
                                                 by the trustee or the holders
                                                 of at least 25% in aggregate
                                                 principal amount of outstanding
                                                 notes;

                                           -     we fail to pay when due or
                                                 accelerated any indebtedness
                                                 for money borrowed by us or any
                                                 of our significant subsidiaries
                                                 in excess of $10,000,000, and
                                                 any grace period has expired,
                                                 if we do not discharge the
                                                 indebtedness, or our lender
                                                 does not annul the
                                                 acceleration, within 30 days
                                                 after written notice to us by
                                                 the trustee or the holders of
                                                 at least 25% in aggregate
                                                 principal amount of the
                                                 outstanding notes; and

                                           -     events of bankruptcy,
                                                 insolvency or reorganization
                                                 with respect to us or any of
                                                 our significant subsidiaries
                                                 specified in the indenture.

PORTAL trading of notes.............       The National Association of
                                           Securities Dealers, Inc. has
                                           designated the notes for trading on
                                           their Private Offerings, Resales and
                                           Trading through Automated Linkages
                                           (PORTAL) Market.

Governing Law.......................       The laws of the State of New York
                                           govern the indenture and the notes.

                                   STOCK SPLIT

         On February 28, 2000, our board of directors approved a two-for-one split of our common stock in the form of a stock dividend. Stockholders of record on March 28, 2000 are entitled to one additional share of common stock for each share held on that date. The dividend distribution date will be April 18, 2000. Except as explicitly noted to the contrary, the references to our shares of common stock in this prospectus do not give effect to this stock split.


                                  RISK FACTORS

         You should read the "Risk Factors" section, beginning on page 6 of this Prospectus, so that you understand the risks associated with an investment in the notes or our common stock.

                                  RISK FACTORS

         AN INVESTMENT IN THE NOTES OR IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IF ANY OF THE FOLLOWING EVENTS OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD LIKELY SUFFER, POSSIBLY MATERIALLY.

REGULATORY RISKS


WE HAVE NOT YET RECEIVED MARKETING APPROVAL FOR ANY PRODUCT OR SERVICE RESULTING FROM OUR DEVELOPMENT EFFORTS AND MAY NOT BE ABLE TO OBTAIN ANY SUCH APPROVAL

         We have completed development of only one product candidate, CAMPATH-Registered Trademark- monoclonal antibody, which we developed in our partnership with Ilex Oncology, Inc. This partnership only recently applied to the U.S. Food and Drug Administration for approval to market this product. It is possible that the FDA will not grant this marketing approval. As of March 31, 2000, we and our alliance partners were conducting clinical trials of six product candidates resulting from our research and development programs, including clinical trials of CAMPATH-Registered Trademark-monoclonal antibody, and preclinical testing of approximately ten product candidates resulting from these programs.

         All of the products that we are developing will require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. This process is lengthy, often taking a number of years, and expensive. In some cases, the length of time that it takes for us to achieve various regulatory approval milestones affects the payments that we are eligible to receive under our strategic alliance agreements.





         We may need to successfully address a number of technological challenges in order to complete development of our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

WE HAVE ONLY LIMITED EXPERIENCE IN REGULATORY AFFAIRS, AND SOME OF OUR PRODUCTS MAY BE BASED ON NEW TECHNOLOGIES; THESE FACTORS MAY AFFECT OUR ABILITY OR THE TIME WE REQUIRE TO OBTAIN NECESSARY REGULATORY APPROVALS

         We have only limited experience in filing and prosecuting applications necessary to gain regulatory approvals which may affect our ability to obtain these approvals. Moreover, certain of the products that are likely to result from our research and development programs may be based on new technologies and new therapeutic approaches that have not been extensively tested in humans. The regulatory requirements governing these types of products may be more rigorous than for conventional products. As a result, we may experience a longer regulatory process in connection with any products that we develop based on these new technologies or new therapeutic approaches.






RISKS RELATING TO OUR INDUSTRY, BUSINESS AND STRATEGY

BECAUSE THE GENOMICS INDUSTRY IS NEW, IT IS POSSIBLE THAT THE DISCOVERIES AND TECHNOLOGY ON WHICH THIS INDUSTRY IS BASED WILL NOT RESULT IN COMMERCIAL PRODUCTS OR SERVICES

         The genomics industry is new and evolving rapidly. We focus our genomics research primarily on diseases that may be linked to several or many genes working in combination. Both we and the general scientific and medical communities have only a limited understanding relating to the role of genes and their products in these diseases. To date, we have not commercialized any products or services, and we may not be successful in doing so in the future. In addition, relatively few products based on gene discoveries have been developed and commercialized by others. Rapid technological development by us or others may result in compounds, products or processes becoming obsolete before we recover our development expenses.

OUR PLAN TO GROW THROUGH ACQUISITIONS OF OTHER COMPANIES WILL NOT BE SUCCESSFUL IF WE ARE UNABLE TO INTEGRATE ACQUIRED COMPANIES WITH OUR OTHER OPERATIONS OR IF THE TECHNOLOGY OR PERSONNEL OF ACQUIRED COMPANIES DO NOT MEET OUR EXPECTATIONS

         We completed our merger with LeukoSite on December 22, 1999. We may not be able to successfully integrate or profitably manage LeukoSite's businesses. In addition, the combination of our business with LeukoSite's may not achieve revenues, net income or loss levels, efficiencies or synergies that justify the merger. The combined company may experience slower rates of growth as compared to the historical rates of growth of Millennium and LeukoSite independently. We plan to make additional acquisitions in the future, which will entail similar risks.

COMPETITION FOR SCIENTIFIC AND MANAGERIAL PERSONNEL IN OUR INDUSTRY IS INTENSE; WE WILL NOT BE ABLE TO SUSTAIN OUR OPERATIONS AND GROW IF WE ARE NOT ABLE TO ATTRACT AND RETAIN KEY PERSONNEL

         Our success substantially depends on the ability, experience and performance of our senior management and other key personnel. If we lose one or more of the members of our senior management or other key employees, our business and operating results could be seriously harmed.

         In addition, our future success will depend heavily on our ability to continue to hire, train, retain and motivate additional skilled managerial and scientific personnel. The pool of personnel with the skills that we require is limited. Competition to hire from this limited pool is intense.

         The stock options held by LeukoSite employees became fully vested upon the closing of our acquisition of LeukoSite. This acceleration may adversely affect our ability to retain former LeukoSite employees.

WE FACE SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING OR COMMERCIALIZING PRODUCTS AND SERVICES BEFORE OR MORE SUCCESSFULLY THAN WE DO

         The fields of genomics, biotechnology and pharmaceuticals are highly competitive. Many of our competitors are substantially larger than we are and have substantially greater capital resources, research and development staffs and facilities than we have. Furthermore, many of our competitors are more experienced than we are in drug discovery, development and commercialization, obtaining regulatory approvals and product manufacturing and marketing. As a result, our competitors may identify genes associated with diseases or discover, develop and commercialize products or services based on such genes before we do. In addition, our competitors may discover, develop and commercialize products or services which render non-competitive or obsolete the products or services that we or our strategic alliance partners are seeking to develop and commercialize.

WE MAY NOT BE ABLE TO OBTAIN BIOLOGICAL MATERIAL, INCLUDING HUMAN AND ANIMAL DNA SAMPLES, REQUIRED FOR OUR GENETIC STUDIES, WHICH COULD DELAY OR IMPEDE OUR DRUG DISCOVERY EFFORTS

         Our gene identification strategy includes genetic studies of families and populations prone to particular diseases. These studies require the collection of large numbers of DNA samples from affected individuals, their families and other suitable populations as well as animal models. The availability of DNA samples and other biological material is important to our ability to discover the genes responsible for human diseases through human genetic approaches and other studies. Competition for these resources is intense. Access to suitable populations, materials and samples could be limited by forces beyond our control, including governmental actions. Some of our competitors may have obtained access to significantly more family and population resources and biological materials than we have obtained. As a result, we may not be able to obtain access to DNA samples necessary to support our human gene discovery programs.

RISKS RELATING TO OUR FINANCIAL RESULTS AND STRUCTURE AND NEED FOR FINANCING

WE HAVE INCURRED SUBSTANTIAL LOSSES, WE EXPECT TO CONTINUE TO INCUR LOSSES AND WE WILL NOT BE SUCCESSFUL UNLESS WE REVERSE THIS TREND

         We have incurred losses in four of the last six years, including the year ended December 31, 1999. We expect to continue to incur substantial operating losses in future periods. To date, substantially all of our revenues have resulted from payments from strategic alliance partners. We have not received any revenues from the sale of products or clinical or diagnostic services.

         We expect to increase our spending significantly as we continue to expand our infrastructure, research and development programs and commercialization activities. As a result, we will need to generate significant revenues to pay these costs and achieve profitability. We cannot be certain whether or when we will become profitable because of the significant uncertainties with respect to our ability to generate revenues from the sale of products and services and from existing and potential future strategic alliances.

OUR SUBSTANTIAL INDEBTEDNESS MAY ADVERSELY AFFECT OUR CASH FLOW AND OPERATIONS AND BE DIFFICULT FOR US TO REPAY, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT IN US


         We have substantial amounts of outstanding indebtedness, primarily the notes. We also may obtain additional long term debt and working capital lines of credit. As a result of this indebtedness, our principal and interest payment obligations are substantial. Under the terms of our indebtedness and capital lease lines outstanding as of March 31, 2000, we are required to make total principal payments of $10,787,487 and interest payments of $24,036,603 to our lenders in 2000. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. In particular, we may require funds from external sources, such as new borrowings, to repay the notes when their entire principal amount becomes due in a single payment on their maturity date.


         Our substantial leverage could have significant negative consequences, including:

          - increasing our vulnerability to general adverse economic and industry conditions;

          -    limiting our ability to obtain additional financing;

          - requiring the dedication of a substantial portion of our cash from operations to service our indebtedness, thereby reducing the amount of our cash available for other purposes, including capital expenditures;

          - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

          - placing us at a possible competitive disadvantage vis-a-vis less leveraged competitors and competitors that have better access to capital resources.

WE MAY NEED ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN; OUR FAILURE TO OBTAIN NECESSARY FINANCING OR DOING SO ON UNATTRACTIVE TERMS COULD AVERSELY AFFECT OUR DISCOVERY AND DEVELOPMENT PROGRAMS AND OTHER OPERATIONS

         We will require substantial funds to conduct research and development, including preclinical testing and clinical trials of our potential products, meet our obligations to our strategic alliance partners, manufacture and market any products and services that are approved for commercial sale and meet our debt service obligations. Additional financing may not be available when we need it or may not be available on terms that are favorable to us.

         If we are unable to obtain adequate funding on a timely basis, we may be required to significantly curtail one or more of our discovery or development programs. We could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

RISKS RELATING TO STRATEGIC ALLIANCE PARTNERS

WE DEPEND SIGNIFICANTLY ON OUR STRATEGIC ALLIANCE PARTNERS TO DEVELOP AND COMMERCIALIZE PRODUCTS AND SERVICES BASED ON OUR WORK; OUR BUSINESS MAY SUFFER IF ANY OF OUR STRATEGIC ALLIANCE PARTNERS BREACHES THEIR AGREEMENT OR FAILS TO SUPPORT OR TERMINATES THEIR ALLIANCE WITH US

         We conduct most of our discovery and development activities through strategic alliances. The success of these programs depends heavily on the efforts and activities of our strategic alliance partners. Each of our alliance partners has significant discretion in determining the efforts and resources that they will apply to the alliance. Our existing and any future alliances may not be scientifically or commercially successful.

         The risks that we face in connection with these alliances include:

          - All of our strategic alliance agreements are subject to termination under various circumstances, including in many cases on short notice without cause.

          - In our strategic alliance agreements, we generally agree not to conduct specified types of research and development in the field that is the subject of the alliance. These agreements may have the effect of limiting the areas of research and development we may pursue, either alone or in collaboration with third parties.

          - Our alliance partners may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products and services that are the subject of the alliance with us.

          - Our alliance partners may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries.

          - We will rely on our alliance partners to manufacture most products covered by our alliances. For example, Becton Dickinson has the sole right to manufacture Melastatin-TM-.

WE MAY NOT BE SUCCESSFUL IN ESTABLISHING ADDITIONAL STRATEGIC ALLIANCES, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS

         An important element of our business strategy is entering into strategic alliances for the development and commercialization of products and services based on our discoveries. We face significant competition in seeking appropriate alliance partners. Moreover, these alliance arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to establish additional strategic alliances or other alternative arrangements. The terms of any additional strategic alliances or other arrangements that we establish may not be favorable to us. Moreover, such strategic alliances or other arrangements may not be successful.

RISKS RELATING TO INTELLECTUAL PROPERTY

IF WE ARE UNABLE TO OBTAIN PATENT PROTECTION FOR OUR DISCOVERIES, THE VALUE OF OUR TECHNOLOGY AND PRODUCTS WILL BE ADVERSELY AFFECTED; IF WE INFRINGE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WE MAY NOT BE ABLE TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS AND SERVICES OR THE COST OF DOING SO MAY INCREASE

         Our patent positions, and those of other pharmaceutical and biotechnology companies, are generally uncertain and involve complex legal, scientific and factual questions.

         Our ability to develop and commercialize products and services depends in significant part on our ability to:

          -    Obtain patents;

          - Obtain licenses to the proprietary rights of others on commercially reasonable terms;

          -    Operate without infringing upon the proprietary rights of others;

          -    Prevent others from infringing on our proprietary rights; and

          -    Protect trade secrets.

THERE IS SIGNIFICANT UNCERTAINTY ABOUT THE VALIDITY AND PERMISSIBLE SCOPE OF GENOMICS PATENTS IN OUR INDUSTRY, WHICH MAY MAKE IT DIFFICULT FOR US TO OBTAIN PATENT PROTECTION FOR OUR DISCOVERIES

         The validity and permissible scope of patent claims in the pharmaceutical and biotechnology fields, including the genomics field, involve important unresolved legal principles and are the subject of public policy debate in the United States and abroad. For example, there is significant uncertainty both in the United States and abroad regarding the patentability of gene sequences in the absence of functional data and the scope of patent protection available for full-length genes and partial gene sequences. Moreover, certain groups have made certain gene sequences available in publicly accessible databases. These and other disclosures may adversely affect our ability to obtain patent protection for gene sequences claimed by us in patent applications that we file subsequent to such disclosures. There is also some uncertainty as to whether human clinical data will be required for issuance of patents for human therapeutics. If such data are required, our ability to obtain patent protection could be delayed or otherwise adversely affected.

THIRD PARTIES MAY OWN OR CONTROL PATENTS OR PATENT APPLICATIONS AND REQUIRE US TO SEEK LICENSES, WHICH COULD INCREASE OUR DEVELOPMENT AND COMMERCIALIZATION COSTS, OR PREVENT US FROM DEVELOPING OR MARKETING PRODUCT OR SERVICE CANDIDATES

         We may not have rights under some patents or patent applications related to our proposed products, processes or services. Third parties may own or control these patents and patent applications in the United States and abroad. Therefore, in some cases, such as those described below, to develop, manufacture, sell or import certain of our proposed products, processes or services, we or our alliance partners may choose to seek, or be required to seek, licenses under third party patents issued in the United States and abroad or those which might issue from United States and foreign patent applications.

In such event, we would be required to pay license fees or royalties or both to the licensor. If licenses are not available to us on acceptable terms, we or our alliance partners may not be able to develop, manufacture, sell or import these products, processes or services.


         With respect to our product candidate LDP-01, we are aware of third party patents and patent applications which relate to certain anti-CD18 antibodies and their use in various methods of treatment including methods of reperfusion therapy and methods of treating focal ischemic stroke. In addition, our LDP-01, LDP-02, and CAMPATH-Registered Trademark- product candidates are humanized monoclonal antibodies. We are aware of third party patents and patent applications which relate to certain humanized or modified antibodies, products useful for making humanized or modified antibodies, and processes for making and using humanized or modified antibodies. We are also aware of third party patents and patent applications relating to certain manufacturing processes, products thereof and materials useful in such processes.

         Our product candidates LDP-977, LDP-341, and LDP-519 are all small molecule drug candidates. With respect to LDP-341, we are aware of third party patents or patent applications which relate to either intermediates or synthetic processes used in the synthesis of these compounds. Additionally, for the use of LDP-341 and LDP-519 in the treatment of infarctions we are aware of the existence of a potentially interfering patent application filed by one of our former consultants.

WE MAY BECOME INVOLVED IN EXPENSIVE PATENT LITIGATION OR OTHER PROCEEDINGS, WHICH COULD RESULT IN OUR INCURRING SUBSTANTIAL COSTS AND EXPENSES OR SUBSTANTIAL LIABILITY FOR DAMAGES OR REQUIRE US TO STOP OUR DEVELOPMENT AND COMMERCIALIZATION EFFORTS

         There has been substantial litigation and other proceedings regarding the patent and other intellectual property rights in the pharmaceutical and biotechnology industries. We may become a party to patent litigation or other proceedings regarding intellectual property rights. For example, we believe that we hold patent applications that cover genes that are also claimed in patent applications filed by others. Interference proceedings before the United States Patent and Trademark Office may be necessary to establish which party was the first to invent these genes.

         The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent litigation or other proceeding is resolved against us, we or our alliance partners may be enjoined from developing, manufacturing, selling or importing our products, processes or services without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

         Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

RISKS RELATING TO PRODUCT MANUFACTURING, MARKETING AND SALES

BECAUSE MANY OF THE PRODUCTS AND SERVICES THAT WE DEVELOP WILL BE BASED ON NEW TECHNOLOGIES AND THERAPEUTIC APPROACHES, THE MARKET MAY NOT BE RECEPTIVE TO THESE PRODUCTS AND SERVICES UPON THEIR INTRODUCTION

         The commercial success of our products and services that are approved for marketing will depend upon their acceptance by the medical community and third party payors as clinically useful, cost effective and safe. Many of the products and services that we are developing are based upon new technologies or therapeutic approaches. As a result, it may be more difficult for us to achieve market acceptance of our products and services, particularly the first products and services that we introduce to the market based on new technologies and therapeutic approaches.

BECAUSE WE HAVE NO SALES, MARKETING OR DISTRIBUTION EXPERIENCE AND CAPABILITIES, WE WILL BE DEPENDENT ON THIRD PARTIES TO SUCCESSFULLY PERFORM THESE FUNCTIONS OR WILL BE REQUIRED TO INCUR SIGNIFICANT COSTS AND DEVOTE SIGNIFICANT EFFORTS TO DEVELOP THESE CAPABILITIES

         We have no sales, marketing or distribution experience and capabilities. We plan to rely significantly on sales, marketing and distribution arrangements with our strategic alliance partners and other third parties for the products and services that we are developing. For example, our partnership that holds CAMPATH-Registered Trademark- monoclonal antibody will rely solely upon Schering AG and its U.S. affiliate, Berlex Laboratories, for the marketing, distribution and sale of the CAMPATH-Registered Trademark- product throughout the world other than the Far East. If in the future we determine to perform sales, marketing and distribution functions ourselves, we would face a number of additional risks, including the need to recruit experienced marketing and sales personnel.

BECAUSE WE HAVE LIMITED MANUFACTURING CAPABILITIES, WE WILL BE DEPENDENT ON THIRD PARTY MANUFACTURERS TO MANUFACTURE PRODUCTS FOR US OR WILL BE REQUIRED TO INCUR SIGNIFICANT COSTS AND DEVOTE SIGNIFICANT EFFORTS TO ESTABLISH OUR OWN MANUFACTURING FACILITIES AND CAPABILITIES

         We have limited manufacturing experience and no commercial scale manufacturing capabilities. In order to continue to develop products and services, apply for regulatory approvals and, ultimately, commercialize any products and services, we will need to develop, contract for or otherwise arrange for the necessary manufacturing capabilities.

         We currently rely upon third parties to produce material for preclinical testing purposes and expect to continue to do so in the future. We also expect to rely upon other third parties, including our strategic alliance partners, to produce materials required for clinical trials and for the commercial production of certain of our products if we succeed in obtaining necessary regulatory approvals. Our partnership with ILEX Oncology relies on Boehringer Ingleheim as the sole source manufacturer of CAMPATH-Registered Trademark- monoclonal antibody.


         There are a limited number of manufacturers that operate under the FDA's good manufacturing practices regulations capable of manufacturing for us. As a result, we have experienced some difficulty finding manufacturers for our products with adequate capacity for our anticipated future needs. If we are unable to arrange for third party manufacturing of our products, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

         Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.


         We may in the future determine to manufacture certain of our products in our own manufacturing facilities. We will require substantial additional funds and need to recruit qualified personnel in order to build or lease and operate any manufacturing facilities.

IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR FUTURE PRODUCTS OR SERVICES BY THIRD PARTY PAYORS, THERE MAY BE NO COMMERCIALLY VIABLE MARKETS FOR OUR PRODUCTS OR SERVICES

         The availability and levels of reimbursement by governmental and other third party payors affects the market for any pharmaceutical product or healthcare service. These third party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for medical products and services. In certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. We may not be able to sell our products and services profitably if reimbursement is unavailable or limited in scope or amount.

         In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system. Further proposals are likely. The potential for adoption of these proposals affects or will affect our ability to raise capital, obtain additional collaborative partners and market our products.

         If we or our alliance partners obtain marketing approvals for our products and services, we expect to experience pricing pressure due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

ETHICAL, LEGAL AND SOCIAL ISSUES RELATED TO GENETIC TESTING MAY CAUSE OUR DIAGNOSTIC PRODUCTS TO BE REJECTED BY CUSTOMERS OR PROHIBITED OR CURTAILED BY GOVERNMENTAL AUTHORITIES

         Diagnostic tests that evaluate genetic predisposition to disease raise issues regarding the use and confidentiality of the information provided by such tests. Insurance carriers and employers might discriminate on the basis of such information, resulting in a significant barrier to the acceptance of such tests by customers. This type of discrimination could cause governmental authorities to prohibit or limit the use of such tests.

RISKS RELATING TO THE NOTES

BECAUSE THE NOTES RANK BELOW OUR EXISTING AND FUTURE SENIOR DEBT, WE MAY BE UNABLE TO REPAY OUR OBLIGATIONS UNDER THE NOTES

         The notes are unsecured and subordinated in right of payment to all of our existing and future senior debt. Because the notes are subordinate to our senior debt, if we experience:

          -    a bankruptcy, liquidation or reorganization,

          - an acceleration of the notes because of an event of default under the indenture, or

          -    other events described in the indenture

we will be permitted to make payments on the notes only after we have satisfied all of our senior debt obligations. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. In addition, the notes effectively will be subordinate to all liabilities, including trade payables, of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Consequently, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subordinate to the claims of the subsidiaries' creditors.


         The notes are our obligations exclusively. The indenture for the notes does not limit our ability or that of any of our presently existing or future subsidiaries, to incur senior debt, other indebtedness and other liabilities. We may have difficulty paying what we owe under the notes if we, or any of our subsidiaries, incur additional indebtedness or other liabilities. As of March 31, 2000, we had approximately $50.729 million of senior debt outstanding, and our subsidiaries had approximately $2.790 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities). From time to time we and our subsidiaries may incur additional indebtedness, including senior debt, which could adversely affect our ability to pay our obligations under the notes.


WE MAY BE UNABLE TO REPAY THE NOTES WHEN DUE OR REPURCHASE THE NOTES WHEN WE ARE REQUIRED TO DO SO

         At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, if a change in control occurs, each holder of the notes may require us to repurchase all or a portion of that holder's notes. At maturity or if a change in control occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due. Under the terms of the indenture for the notes, we may elect, if we satisfy conditions specified in the indenture, to pay the repurchase price with shares of common stock. Our borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repurchases of the notes. If the maturity date or change in control occurs at a time when our other arrangements prohibit us from repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements to purchase the notes, or we could attempt to refinance these borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repurchase the notes. In that case, our failure to repurchase any tendered notes or notes due upon maturity would constitute an event of default under the indenture. Any such default, in turn, may cause a default under the terms of our senior debt. As a result, in those circumstances, the subordination provisions of the indenture would, absent a waiver, prohibit any repurchase of the notes until we pay the senior debt in full. See "Description of the Notes -- Repurchase at the Option of Holders Upon a Change of Control."

BECAUSE THERE IS NO PUBLIC MARKET FOR THE NOTES BEING OFFERED, YOU MAY NOT BE ABLE TO RESELL THEM EASILY OR AT A FAVORABLE PRICE

         There is no public market for the notes and we are not certain of:

          -    the liquidity of any market that may develop;

          -    the ability of the holders to sell their notes; or

          -    the price at which the holders would be able to sell their notes.

         If such a market were to develop, the notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not presently intend to apply for the listing of the notes on any securities exchange or for inclusion of the notes in the automated quotation system of the National Association of Securities Dealers, Inc. The notes are eligible for trading on The PORTAL Market.

         Goldman, Sachs & Co., FleetBoston Robertson Stephens, Inc., ING Barings LLC and Credit Suisse First Boston Corporation have advised us that they presently make a market in the notes. They are not obligated, however, to make a market in the notes, and any such market-making may be discontinued at any time at their sole discretion. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

RISKS RELATING TO AN INVESTMENT IN OUR COMMON STOCK

WE HAVE ANTITAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

         Provisions of our certificate of incorporation and bylaws and of Delaware law could have the effect of delaying, deferring or preventing an acquisition of Millennium Pharmaceuticals. For example, we have divided our board of directors into three classes that serve staggered three-year terms, we may authorize the issuance of up to 5,000,000 shares of "blank check" preferred stock, our stockholders may not take actions by written consent and our stockholders are limited in their ability to introduce proposals at stockholder meetings.

OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT

         The market price of our common stock, like that of the common stock of many other biotechnology companies, may be highly volatile. Factors such as:

          - announcements of technological innovations or new commercial products by us or our competitors;

          - disclosure of results of clinical testing or regulatory proceedings;

          -    governmental regulation and approvals;

          - developments in patent or other proprietary rights, including as a result of any public policy concerns;

          -    public concern as to the safety of products developed by us;

          -    our financial results; and

          -    general market conditions.

may have a significant effect on the market price of our common stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, such as statements concerning:

         -    growth and future operating results;    -   discovery and
                                                          development of
                                                          products;

         -    developments in our markets and         -   new products;
              strategic focus;

                                                      -   strategic alliances;

         -    potential acquisitions and the
              integration of acquired businesses,     -   our manufacturing,
              products and technologies;                  marketing, sales and
                                                          distribution
                                                          capabilities; and

         -    intellectual property;                  -   future economic
                                                          business and
                                                          regulatory conditions.

         Words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could" or "may," or other words that convey uncertainty of future events or outcome generally accompany these forward-looking statements. This prospectus discloses important factors that could cause actual results to differ materially from these expectations, including the "Risk Factors" beginning on page 5. You should read these factors and other cautionary statements made in this prospectus and the documents incorporated by reference as being applicable to all related forward-looking statements whenever they appear in this prospectus and the documents incorporated by reference. We assume no obligation to update them even though our situation may change in the future.

                       RATIO OF EARNINGS TO FIXED CHARGES

         We present below the ratio of our earnings to our fixed charges. Earnings consist of net income (loss) from operations before minority interest plus fixed charges. Fixed charges consist of interest expense and that portion of rental expense we believe to be representative of interest. The amounts for the year ended December 31, 1999 include a charge for in process research and development for $350,503,000 recorded in connection with the merger with LeukoSite, Inc.

         The pro forma amounts for the year ended December 31, 1999 gives effect to the merger with LeukoSite as if it had occurred on January 1, 1999. The pro forma amounts exclude the charge for in process research and development for $350,503,000.

                                                                 Year ended December 31,
                                                                      (in thousands)
                                                                       (unaudited)
                                                                                                                  Pro Forma
                                  1994           1995      1996          1997            1998         1999          1999
                                  ----           ----      ----          ----            ----         ----          ----
Ratio of earnings to fixed          --           1.51       --             --             --           --             --
charges

Coverage deficiency              ($6,372)         --     ($8,768)      ($84,632)       ($3,841)     ($381,884)     ($110,175)

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the notes or of our common stock by the selling holders.

                            DESCRIPTION OF THE NOTES

         We issued the notes under a document called an "indenture." The indenture is a contract between us and State Street Bank and Trust Company, who acts as trustee. The indenture and the notes are governed by New York law. In this section, references to "Millennium" or "we" or "us" refer solely to Millennium Pharmaceuticals, Inc. and not its subsidiaries.

         The following description of the terms of the indenture is a summary. It summarizes only those portions of the indenture which we believe are most important to your decision to invest in the notes. Because this section is a summary, it does not describe every aspect of the notes. You should keep in mind, however, that it is the indenture, and not this summary, which defines your rights as a holder of the notes. There may be other provisions in the indenture which are also important to you. You should read the indenture itself for a full description of the terms of the notes. We will provide a copy, at no charge, if you contact us. The indenture is also an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which is incorporated by reference in this prospectus. For details on how you can view or copy the exhibits to our registration statement and information which is incorporated by reference in this prospectus, see "Where You Can Find More Information" on page 48 of this prospectus.

GENERAL

         The notes:

     -       Are general, unsecured obligations of Millennium;

     - Are subordinated, which means that they rank behind certain of our indebtedness as, described below

     -       Are limited to $400,000,000 aggregate principal amount;

     -       Mature on January 15, 2007; and

     - Bear interest at a rate of 5.50% per year, payable twice a year on January 15 and July 15 to record holders of the notes as of the preceding January 1 or July 1.

         The notes were issued on January 20, 2000. The first interest payment is due on July 15, 2000. Interest payable per $1,000 principal amount of notes for the period from January 20, 2000 to July 15, 2000 will be $26.7361.


         You may convert the notes into shares of our common stock at any time before the close of business on January 15, 2007, unless the notes have been previously redeemed or repurchased. The conversion rate is initially 5.9424 shares per each $1,000 principal amount of notes. The conversion rate may be adjusted as described below under "--Conversion Rights." Our board of directors approved a two-for-one stock split on February 28, 2000. As a result, on April 18, 2000 we will adjust the conversion rate to 11.8848 shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $84.14 per share.


         We may redeem the notes, in whole or part, at our option at any time on or after January 15, 2003 at the redemption prices set forth below under "--Optional Redemption," plus accrued and unpaid interest to the redemption date. If there is a change in control of Millennium, you may have the right to require us to repurchase your notes as described below under "--Repurchase at Option of Holders Upon a Change in Control."

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

         The notes are not listed on an exchange, but trade over the counter. We issued the notes:

     -    in fully registered form;

     -    without interest coupons; and

     -    in denominations of $1,000 and greater multiples.

         We deposited one global note, representing all of the notes, with the trustee as custodian for The Depository Trust Company, as the depositary, and registered the global notes in the name of Cede & Co. as the depositary's nominee. Except as set forth below, the global notes may be transferred, in whole or in part, only to another nominee of the depositary or to a successor of the depositary or its nominee.

         The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

     - DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

     - an event of default with respect to the notes represented by the global note has occurred and is continuing.

         In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

         DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

     - you cannot get notes registered in your name if they are represented by the global note;

     - you cannot receive certificated, or physical, notes in exchange for your beneficial interest in the global notes;

     - you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

     -    all payments on the global note will be made to DTC or its nominee.

         The laws of some jurisdictions require that some kinds of purchasers can only own securities in definitive, or certificated, form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

         Only institutions that have accounts with DTC or its nominee, called "participants," and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appears, and the only way the transfer of those interests can be made, is on the records kept by DTC and the records kept by those participants. Participants' ownership of beneficial interests in the global note appears on the records kept by DTC and the ownership of beneficial interests by others appears on the records kept by those participants.

         Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house, or next-day, funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

         We are required to make cash payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of liquidated damages under the registration rights agreement, described later in this Section under the caption "-- Registration Rights," to Cede, the nominee for DTC, as the registered owner of the global note. We are required to make these payments by wire transfer of immediately available funds on each payment date.

         DTC has informed us that, with respect to any cash payment of interest on, principal of, or the redemption or repurchase price of, the global note, as well as any payment of liquidated damages, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

         We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

         We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

         Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

         DTC has also advised us as follows:

     - DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the

       Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

     - DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

     - Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations;

     - DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.;

     - Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the Trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

CONVERSION RIGHTS


         You may, at your option, convert any portion, in $1,000 increments, of the principal amount of a note you hold into shares of our common stock at any time before the close of business on January 15, 2007, unless the note has been previously redeemed or repurchased, at a conversion rate equal to 5.9424 shares per $1,000 principal amount of notes. This conversion rate equals a conversion price of $168.28 per share. Our board of directors approved a two-for-one stock split on February 28, 2000. On April 18, 2000, the effective date of the stock split, we will adjust the conversion rate to 11.8848 shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $84.14 per share. The conversion rate is subject to further adjustment as described below. Your right to convert a note called for redemption or delivered for repurchase will end at the close of business on the business day immediately before the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.


         You can convert a note by delivering it at the Corporate Trust Office of the trustee, with a duly signed and completed notice of conversion, a copy of which may be obtained from the trustee. In the case of a global note, DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC's rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are delivered to the Corporate Trust Office of the trustee.

         As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in place of any fraction of a share. The certificates will be sent by the trustee to the conversion agent for delivery to the holder of the note being converted. The shares of common stock issuable upon conversion of the notes will be fully paid and nonassessable and will also rank equally with other outstanding shares of our common stock.

         If you convert a note on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the next preceding interest payment date to the date of conversion, except as described below. If you are a holder of a note on a regular record date, including a note that is subsequently surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next succeeding interest payment date. To correct for this resulting overpayment of interest, any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date will be required to be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the next succeeding interest payment date.

         No other payment or adjustment for interest, or for any dividends on our common stock, will be made upon conversion. If you receive common stock upon conversion of a note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the market price of the common stock at the close of business on the conversion date.

         If you deliver a note for conversion, you will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion. However, we are not required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than that of the holder of the note. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that such tax or duty is payable.

         The conversion rate is subject to adjustment if we:

     - pay a dividend or other distribution payable in common stock on shares of our capital stock;

     - issue to holders of common stock rights, options or warrants entitling them to subscribe to or purchase our common stock or preferred stock at less than the then current market price of the common stock or preferred stock; however, if those rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion rate will not be adjusted until the triggering events occur;

     -         subdivide, reclassify or combine our common stock;

     - distribute to holders of our common stock evidences of indebtedness, shares of capital stock, cash or assets, including securities, but excluding dividends, rights, options, warrants and distributions referred to in the first two bullet points of this list, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations;

     - make a distribution consisting exclusively of cash, with some exceptions set forth in the indenture, to holders of our common stock if the amount of the distribution, when added to any other cash distributions within the preceding 12 months, exceeds 10% of our market capitalization; or

     - successfully complete a tender offer for our common stock that involves consideration that exceeds 10% of our market capitalization on the expiration of such tender offer when combined with any other tender offers within 12 months or all cash distributions, with some exceptions set forth in the indenture, within the preceding 12 months

         We are not required to adjust the conversion rate until the cumulative adjustments amount to 1.0% of the conversion rate or more. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments. We also may make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients.

         If we merge or consolidate with another person or sell or transfer all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the note was convertible immediately prior to the merger, consolidation or sale. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

         We may, from time to time, increase the conversion rate by any amount for any period of at least 20 days if our Board of Directors has determined that such increase would be in our best interests. If our Board of Directors makes such a determination, it will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the Conversion Rate. No such increase will be taken into account for purposes of determining whether the closing price of the common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a "change in control," as defined below.

         If at any time we distribute property to our shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes, for example, distributions of evidences of indebtedness or assets of Millennium, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Material United States Federal Income Tax Considerations."

SUBORDINATION

         The notes are subordinated and, as a result, the payment of the principal, any premium and interest on the notes, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full of all our senior debt. "Senior debt" means all other amounts payable in connection with, the following, whether outstanding on the date of the indenture or arising later:

     - our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other similar instrument;

     -         all our obligations for money borrowed;

     - our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

     - all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

     - all our obligations with respect to letters of credit, bankers' acceptances and similar facilities, including related reimbursement obligations;

     - all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

     - all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on our property; and

     - renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for any indebtedness or obligation described above.

         Senior debt does not include any indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the indebtedness or obligation is issued, expressly provide that the indebtedness or obligation is not superior in right of payment to the notes. In addition, Senior debt does not include any particular indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries.

         We may not make any payment on account of principal, premium or interest on the notes, or redemption or repurchase of the notes, if either of the following occurs:

     - we default in our obligations to pay principal, premium, interest or other amounts on our senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments; or

     - an event of default occurs and is continuing on any Designated Senior Debt, as defined below, and (A) the event of default permits the holders of the Designated Senior Debt to accelerate its maturity and (B) the trustee has received a payment blockage notice of the default from a holder of the Designated Senior Debt.

         If payments of the notes have been blocked by a payment default on senior debt, payments on the notes may resume when the payment default has been cured or waived. If payments on the notes have been blocked by a nonpayment default, payments on the notes may resume on the earlier of (A) the date the nonpayment default is cured or waived or (B) 179 days after the payment blockage notice is received unless the Designated Senior Debt has been accelerated.

         No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of Designated Senior Debt has blocked payment on the notes by giving a payment blockage notice, no new period of payment blockage can be commenced until both of the following are satisfied:

     - 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

     - all scheduled payments of principal, any premium and interest on the notes that have come due have been paid in full in cash.

         "Designated Senior Debt" means our obligations under any particular senior debt in which the instrument creating or evidencing the debt, or the assumption or guarantee of the debt, or related agreements or documents to which we are a party, expressly provides that the indebtedness will be "Designated Senior Debt" for purposes of the indenture. That instrument, agreement or other document may place limitations and conditions on the right of that senior debt to exercise the rights of Designated Senior Debt.


         In addition, upon any acceleration of the principal due on the notes as a result of an event of default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of credits, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, interest and other amounts due or to become due on all senior debt must be paid in full before you will be entitled to receive any payment. Because of this subordination, in the event of insolvency, our creditors who are holders of senior debt may recover more, ratably, than you would, and this subordination may reduce or eliminate payments to you. As of March 31, 2000, we had approximately $50.729 million of senior debt outstanding.


         In addition, the notes are "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of Millennium to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to receive a portion of those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, unless Millennium itself is recognized as a creditor of the subsidiary. Even if Millennium is recognized as a creditor of the subsidiary, the claims of Millennium would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary that is senior to that held by Millennium.

         The indenture does not limit our ability or the ability of any of our subsidiaries to incur indebtedness, including senior debt.

OPTIONAL REDEMPTION

         On and after January 15, 2003, we may redeem the notes, in whole or in part, at our option, at the redemption prices specified below. The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on January 15 of the following years:

YEAR                                                       REDEMPTION
                                                             PRICE


2003..................................................         103.1429%
2004..................................................         102.3571%
2005..................................................         101.5714%
2006..................................................         100.7857%

and 100% of the principal amount on or after January 15, 2007. In each case we will also pay accrued interest to the redemption date. The Indenture requires us to give notice of redemption not more than 60 and not less than 30 days before the redemption date.

         No "sinking fund" is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

         If a change in control, as defined below, occurs, you will have the right, at your option, to require us to repurchase all of your notes not called for redemption, or any portion of the principal amount of your notes that is equal to $1,000 or any integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued to the repurchase date.

         At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in common stock valued at 95% of the average of the closing sales prices of the common stock for the five trading days immediately preceding and including the third day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy the conditions specified in the indenture.

         Within 30 days after the occurrence of a change in control, we are obligated to give you notice of the change in control and of the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which that right is being exercised. We are required to make the repurchase on the date that is 45 days after the date of our notice.

         For these purposes, a change in control will occur if any of the following occurs:

     - any person except for Millennium, any subsidiary of Millennium or any employee benefit plan of Millennium, acquires beneficial ownership, directly or indirectly of 50% or more of the total voting power of all shares of our capital stock;

     - we consolidate with or merge with or into any other person or another person merges into us, except if the transaction satisfies any of the following:

          - the holders of 50% or more of the total voting power of all shares of our capital stock before the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock of the continuing or surviving corporation after the transaction;

          - the transaction is a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; or

          - the transaction is a merger effected only to change our jurisdiction of incorporation and it results in a reclassification, conversion or exchange of outstanding shares of our common stock only into shares of common stock of us or another corporation; or

     - we convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person, unless the holders of 50% or more of the total voting power of all shares of our capital stock before the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock of such person after the transaction.

         However, a change in control will not occur if the closing sales price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days.

         For purposes of these provisions:

     - the conversion price is equal to $1,000 divided by the conversion rate;

     - whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and

     - "Person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

         Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

         We may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender at any price or by private agreement. Any note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered may not be reissued or resold and will be canceled promptly.

         The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

         The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

         Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. Moreover, a change in control could cause an event of default under, or be prohibited or limited by, or require consent under, the terms of our senior debt. As a result, unless we were to obtain a waiver or consent, a repurchase of the notes could be prohibited under the subordination provisions of the Indenture until the senior debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under our senior debt. See "--Subordination."

MERGERS AND SALES OF ASSETS

         We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us, unless both of the following requirements is met:

          -         Either:

     -         We are the surviving or purchasing entity; or

               -         The resulting, surviving or purchasing entity is a
                    corporation organized under the laws of any state in the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the notes and the indenture; and

          - No event of default exists immediately before or after the merger, consolidation or sale.

EVENTS OF DEFAULT

         The following are events of default under the indenture:

     - if we fail to pay principal of or any premium on any note when due, whether or not the subordination provisions of the indenture prohibit the payment;

     - if we fail to pay any interest on any note when due and that default continues for 30 days, whether or not the subordination provisions of the indenture prohibit the payment;

     - if we fail to give the notice that we are required to give in the event of a change in control, whether or not the subordination provisions of the indenture prohibit the notice;

          - if we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

          - we fail to pay when due or accelerated any indebtedness of ours or any of our subsidiaries in excess of $10,000,000, and any grace period has expired, if we do not discharge the indebtedness, or our lender does not annul the acceleration, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

          - events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries specified in the indenture.

         Except as required by the indenture, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to reasonably indemnify the trustee. Subject to such provisions for indemnifying the trustee, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

         If an event of default, other than an event of default arising from events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration if all events of default, other than the nonpayment of principal of the notes which have become due solely because of the acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing, then the principal of, and accrued interest on, all of the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee.

         Before you may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

     - you must have given the trustee written notice of a continuing event of default;

     - the holders of at least 25% of the aggregate principal amount of all outstanding notes must make a written request of the trustee to take action because of the default and must have offered reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action; and

     - the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification.

         These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a note, or the repurchase price payable for a note, on or after the due dates for such payments or of the right to convert the note in accordance with the Indenture.

         We will furnish to the trustee annually a statement as to our performance of our obligations under the Indenture and as to any default in performance.

MODIFICATION AND WAIVER

         The consent of the holders of a majority in principal amount of the outstanding notes affected is required to make a modification or amendment to the Indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

     - change the stated maturity of the principal or interest of a note;

     - reduce the principal amount of, any premium on, or interest on, any note;

     - reduce the amount payable upon a redemption or mandatory repurchase;

     - modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

     -         change the place or currency of payment on a note;

     - impair the right to institute suit for the enforcement of any payment on any note;

     - modify the subordination provisions in a manner that is adverse to the holders of the notes;

     -         adversely affect the right to convert the notes;

     - modify our obligation to deliver information required under Rule 144A to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

     - reduce the percentage of holders whose consent is needed to modify or amend the Indenture;

     - reduce the percentage of holders whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

     - modify the provisions dealing with modification and waiver of the indenture.

         The holders of a majority in principal amount of the outstanding notes must consent to waive compliance by us with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding notes may waive any past default, except an uncured default in the payment of principal, any premium, interest or the repurchase price.

         Notes will not be considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

         We are generally entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to take any action under the indenture. In limited circumstances, the trustee is entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 180 days following the record date or such other period as we may specify. If the trustee sets the record date, it may specify the period following the record date in which the action must be taken. This period may be shortened or lengthened as long as it is less than 180 days.

REGISTRATION RIGHTS

         When we issued the notes, we entered into a registration rights agreement and agreed to file the shelf registration statement of which this prospectus is a part. Under the registration rights agreement we also agreed that we will, at our expense:

     - use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act by July 18, 2000, subject to our right to postpone having the shelf registration statement declared effective for an additional 90 days in limited circumstances; and

     - use our reasonable efforts to keep effective the shelf registration statement until the earlier of:

          -         two years after the date it is declared effective; or

          - the date on which there are no outstanding registrable securities.

         We are permitted to suspend the use of this prospectus in connection with sales of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 365-day period. We will provide to each holder of registrable securities copies of this prospectus, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities. We will issue a press release to Reuters Economic Services and Bloomberg Business News promptly following the effectiveness of the shelf registration statement and take certain other actions required to permit public resales of the registrable securities.

         We may, upon written notice to all the holders of notes, postpone having the shelf registration statement declared effective for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest, referred to as "liquidated damages," will accrue on the notes if the shelf registration statement is not declared effective by July 18, 2000.

         In that case, liquidated damages will accrue (1) in respect of the notes at the rates set forth below on the principal amount of the notes and (2) in respect of the common stock issued upon conversion of the notes, at the rates set forth below applied to the conversion price at that time. Liquidated damages will accrue on the notes from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the liquidated damages begin to accrue.

         The rates at which liquidated damages will accrue will be as follows:

     - 0.25% of the principal amount per annum to and including the 90th day after the registration default; and

     - 0.5% of the principal amount per annum from and after the 91st day after the registration default.

         In addition, the interest rate on the notes will be increased if:

     - the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 45 days, whether or not consecutive, during any 90-day period; or


     - the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 365-day period.

         In either event, the interest rate on the notes will increase by 0.50% per annum (1) in respect of the notes, on the principal amount of the notes and
(2) in respect of the common stock issued upon conversion of the notes, applied to the conversion price at that time. Liquidated damages will accrue from the 46th day of the 90-day period or the 91st day of the 365-day period. The increased rate will continue until the earlier of the following:

     - the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the increase in interest rate; or

     - the time the shelf registration statement is no longer required to be kept effective.

         We have agreed in the registration rights agreement to use all reasonable efforts to cause the shares of our common stock issuable upon conversion of the notes to be quoted on The Nasdaq National

Market. However, if the common stock is not then quoted on The Nasdaq National Market, we will use all reasonable efforts to cause the shares of common stock upon conversion of the common stock to be quoted or listed on whichever market or exchange the common stock is then quoted or listed, upon effectiveness of the shelf registration statement.

         This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

NOTICES

         We will give notice to holders of the notes by mail to the addresses of the holders as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

REPLACEMENT OF NOTES

         We will replace, at the expense of the holders, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

THE TRUSTEE

         State Street Bank and Trust Company is the trustee for the holders of notes issued under the indenture. If an event of default shall occur, and shall not be cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of notes, unless they shall have offered to the trustee reasonable security or indemnity.

                          DESCRIPTION OF CAPITAL STOCK

         THE FOLLOWING DESCRIPTION OF OUR COMMON STOCK AND PREFERRED STOCK SUMMARIZES THE MATERIAL TERMS AND PROVISIONS OF THESE TYPES OF SECURITIES. FOR THE COMPLETE TERMS OF OUR COMMON STOCK AND PREFERRED STOCK, PLEASE REFER TO OUR CHARTER AND BYLAWS THAT ARE INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT WHICH INCLUDES THIS PROSPECTUS. THE TERMS OF THESE SECURITIES MAY ALSO BE AFFECTED BY THE DELAWARE GENERAL CORPORATION LAW. WHILE THE TERMS SUMMARIZED BELOW WILL APPLY GENERALLY TO ANY FUTURE COMMON STOCK OR PREFERRED STOCK THAT WE MAY OFFER, THE PARTICULAR TERMS OF ANY SERIES OF THESE SECURITIES WILL BE DESCRIBED IN MORE DETAIL IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND MAY VARY FROM THE TERMS SUMMARIZED BELOW.


         On January 31, 2000, our board of directors voted to recommend to our stockholders that our corporate charter be amended to increase the authorized number of shares of common stock, $0.001 par value per share, from 100,000,000 shares to 500,000,000 shares. This proposal was adopted at our annual meeting of stockholders held on April 12, 2000 and our charter was so amended on that date. On March 31, 2000 we had 45,657,437 shares of common stock issued and outstanding.

         We also are authorized by our charter to issue 5,000,000 shares of undesignated preferred stock, $.001 par value per share, of which no shares are issued and outstanding.

         On February 28, 2000, our board of directors approved a two-for-one split of our common stock in the form of a stock dividend. Stockholders of record on March 28, 2000 are entitled to one additional share of common stock for each share held on that date. The dividend distribution date will be April 18, 2000.


COMMON STOCK

         VOTING. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

         DIVIDENDS. If our board of directors declares a dividend, holders of common stock will receive payments on a ratable basis from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

         LIQUIDATION. If we are dissolved, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

         OTHER. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares issuable by us upon the conversion of the notes and upon exercise of the warrants will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

         Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

         Our stockholders have granted the board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

WARRANTS


         As of March 31, 2000, there were outstanding warrants to purchase an aggregate of 288,855 shares of common stock, at exercise prices ranging from $3.00 per share to $37.76 per share. None of the warrants confer upon their holders any rights as stockholders.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

         BUSINESS COMBINATIONS. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         STAGGERED BOARD. Our certificate of incorporation provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under our certificate of incorporation, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

         SUPERMAJORITY VOTES REQUIRED. The Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation and bylaws require the affirmative vote of the holders of at least 75% of the shares of our common stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior paragraph.

         INDEMNIFICATION. Our certificate of incorporation contains certain provisions permitted under the Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

         STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our certificate of incorporation provides that stockholders may take action only at a duly called annual or special meeting of stockholders and may not take action by written consent. Our certificate of incorporation further provides that special meetings of our stockholders may be called only by the chairman of the board, by a majority of the board of directors or by our Chief Executive Officer, and in no event may the stockholders call a special meeting.

         ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely written notice. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting, provided, however, that if less than 70 days notice of the meeting date is provided, the stockholder's notice must be received within 10 days following such notice of the meeting date. The bylaws also include a similar requirement for making nominations at special meetings and specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nomination for directors at an annual or special meeting of stockholders.

         AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Corporation Law of Delaware and the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is Boston EquiServe L.P., Canton, Massachusetts.

                                  THE WARRANTS

         We issued the warrants to purchase shares of common stock to predecessors of GATX Capital Corporation and MM Ventures on October 28, 1994 in connection with an equipment financing transaction. The warrants entitle the holders to purchase a total of 105,777 shares of our common stock at an exercise price of $3.00 per share at any time through October 28, 2004.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a description of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This description is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. Except as specifically discussed below with regard to holders who are not U.S. persons, as that term is defined in the Internal Revenue Code, this summary applies only to holders (which, for purposes of this section shall mean the beneficial owners of the notes and the common stock) who will hold notes and common stock into which notes may have been converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code) and who, for U.S. federal income tax purposes, are:

     -         individual citizens or residents of the U.S.,

     -         corporations,

     -         partnerships,

     - other entities created or organized in or under the laws of the U.S. or of any political subdivision thereof, or

     - estates, the income of which are subject to U.S. federal income taxation regardless of the source of such income or trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons.

Persons that are not U.S. persons are subject to special U.S. federal income tax considerations, some of which are discussed below.

         This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, such as:

     -         banks,

     -         holders subject to the alternative minimum tax,

     -         tax-exempt organizations,

     -         insurance companies,

     - foreign persons except to the extent specifically set forth below,

     -         dealers in securities or currencies,

     - persons that will hold notes as a position in a hedging transaction, straddle or conversion transaction for tax purposes,

     - traders in securities that elect to use the mark-to-market method of accounting,

     - persons whose functional currency for tax purposes is not the U.S. dollar, or

     - persons deemed to sell notes or common stock under the constructive sale provisions of the Internal Revenue Code.

         We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. This description does not consider the effect of U.S. federal estate or gift tax laws, except as set forth below with respect to holders who are not U.S. persons, or the tax laws of any applicable foreign, state, local or other jurisdiction.

         INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

TAXATION OF INTEREST

         Interest paid on the notes will be included in the income of a holder as ordinary income at the time it is received or accrued, in accordance with the holder's regular method of tax accounting. Under Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized by a holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote. Our failure to file or cause to be declared effective a shelf registration statement as described under "Description of the Notes--Registration Rights" may result in the payment of predetermined liquidated damages in the manner described therein. In addition, a holder may require us to redeem any and all of his notes in the event of a change in control. We believe that the likelihood of a liquidated damages payment with respect to the notes is remote and do not intend to treat such possibility as affecting the yield to maturity of any note. Similarly, we intend to take the position that the likelihood of a change in control is remote under the Treasury Regulations, and likewise do not intend to treat the possibility of a change in control as affecting the yield to maturity of any note. In the event either contingency occurs, it would affect the amount and timing of the income that must be recognized by a holder of notes.

MARKET DISCOUNT

         The market discount rules discussed below apply to a note purchased at a price less that its stated redemption price at maturity.

         A holder that purchases a note at a market discount generally will be required to treat any principal payment on the note and any gain on the disposition of the note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. In general, market discount is the amount by which the note's stated redemption price at maturity exceeds the holder's basis in the note immediately after the note is acquired. A note is not treated as purchased at a discount, however, if the market discount is less than .25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity from the date the holder acquired the note. Market discount on a note will accrue on a straight-line basis, unless the holder elects to accrue such discount on a constant yield-to-maturity basis. This election is irrevocable and applies only to the note for which it is made. The holder may also elect to include market discount in income currently as it accrues. This election applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

         If a holder of a note acquired at a market discount disposes of such note in any non-taxable transaction (other than a transaction described in Section 1276(c) of the Internal Revenue Code), accrued market discount will be includible as ordinary income to the holder as if such holder had sold the note at its fair market value. Although it is not free from doubt, any accrued market discount not taken into income prior to the conversion of a note into shares of common stock should carry over to the common stock received upon the conversion and be treated as ordinary income upon a subsequent disposition of the common stock to the extent of any gain recognized on such disposition. A holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election to include the market discount in income on a current basis is made.

AMORTIZABLE BOND PREMIUM

         If a holder purchases a note for an amount that, after being reduced by an amount equal to the value of the conversion feature, is in excess of the note's stated redemption price at maturity, such holder will generally be considered to have purchased a note with "amortizable bond premium." A holder generally may elect to amortize such premium using the constant yield-to-maturity method. The amount amortized in any year generally will be treated as a reduction of the holder's interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the holder's prior interest inclusions with respect to the note. The premium on a note held by a holder that does not make such an election will decrease the gain or increase the loss otherwise recognizable on the sale, redemption, retirement or other disposition of the note. The election to amortize the premium on a constant yield-to-maturity method generally applies to all bonds held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. On conversion of a note into shares of common stock, no additional amortization of any bond premium would be allowed and any remaining premium would be added to the holder's basis in the common stock received.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

         Upon the sale, exchange (other than a conversion) or redemption of a note, a holder generally will recognize capital gain or loss equal to the sum of the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, minus such holder's adjusted tax basis in the note. Any amounts attributable to accrued interest, however, will be taxed as ordinary income to the extent the holder had not previously included such amounts in the holder's taxable income. A holder's adjusted tax basis in a note generally will equal the cost of the note to such holder increased by the amount of any accrued interest previously included in the holder's taxable income. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by an individual will generally be subject to a maximum rate of tax of 20%. The deductibility of capital losses is subject to limitations.

CONVERSION OF THE NOTES

         A holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except to the extent that any portion of the common stock is considered to be attributable to accrued interest not previously included in income and thus taxable as ordinary income, or with respect to cash received in lieu of a fractional share of common stock. A holder's tax basis in the common stock received on conversion of a note will be the same as such holder's adjusted tax basis in the note at the time of conversion reduced by any basis allocable to a fractional share interest, and the holding period for the common stock received on conversion will generally include the holding period of the note converted, except that a holder's tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the date following the day of conversion.

         Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

DIVIDENDS

         Dividends, if any, paid on the common stock after a conversion generally will be included in the income of a holder as ordinary income to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the holder's basis in the common stock and thereafter as capital gain.

         Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion ratio of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of cash distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes will be deemed to have received constructive distributions in amounts based upon the value of such holders' increased interests in the equity of Millennium resulting from such adjustments. The amount of any such distribution will be treated as a distribution to a stockholder with the tax consequences specified in the preceding paragraph. Accordingly, noteholders could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they did not receive any cash or property as a result of such adjustments. In certain circumstances the failure of the notes to provide for such an adjustment may result in a deemed distribution to the holders of common stock.

SALE OF COMMON STOCK

         Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the sum of the amount of cash and the fair market value of any property received upon the sale or exchange minus such holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the common stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by an individual will generally be subject to a maximum rate of tax of 20%. The deductibility of capital losses is subject to limitations. A holder's basis and holding period in common stock received upon conversion of a note are generally determined as discussed above under "--Conversion of the Notes."

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

         In general, subject to the discussion below concerning backup withholding:

         (a) Payments of principal or interest on the notes by us or any paying agent to a beneficial owner of a note that is not a U.S. person will not be subject to U.S. withholding tax, provided that, in the case of interest,

                  (1) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of Section 871(h)(3) of the Internal Revenue Code,

                  (2) such holder is not a controlled foreign corporation within the meaning of the Internal Revenue Code that is related, directly or indirectly, to us through stock ownership,

                  (3) such holder satisfies the certification requirements under
Section 871(h) or Section 881(c) of the Internal Revenue Code and Treasury Regulations thereunder,

         (b) A holder of a note or common stock who is not a U.S. person will not be subject to U.S. federal income tax on gains realized from the sale, exchange or other disposition of such note or common stock unless

                  (1) such holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met,

                  (2) such gain is effectively connected with the conduct by the holder of a trade or business in the U.S. and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the holder,

                  (3) the holder is subject to Internal Revenue Code provisions applicable to certain U.S. expatriates, or

                  (4) in the case of common stock held by a person who holds more than 5% of such stock, we are or have been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such holder held the common stock, a U.S. real property holding corporation for U.S. federal income tax purposes. We do not believe that we are currently or ever have been a U.S. real property holding corporation or that we will become one in the future;

         (c) Interest on notes not excluded from U.S. withholding tax as described in (a) above and dividends on common stock after conversion paid to a holder of a note or common stock who is not a U.S. person generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax.

         To satisfy the certification requirements referred to in (a) (4) above, Sections 871(h) and 881(c) of the Internal Revenue Code and currently effective Treasury Regulations thereunder require that either

                  (1) the beneficial owner of a note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is not a U.S. person and must provide such owner's name and address, and U.S. taxpayer identification number ("TIN"), if any, or

                  (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof.

         Such requirement will be fulfilled if the beneficial owner of a note certifies on Internal Revenue Service Form W-8BEN or successor form, under penalties of perjury, that it is not a U.S. person and provides its name and address or any financial institution of the type described above holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner and furnishes the withholding agent with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying holder after delivery of the certificate in the calendar year of its delivery and the two immediately succeeding calendar years.

         Treasury Regulations effective for payments made after December 31, 2000, will provide alternative methods for satisfying the certification requirements described above, subject to certain grandfathering provisions. The new Treasury Regulations also will require, in the case of notes held by a foreign partnership, that the certification be provided by the partners rather than by the foreign partnership and that the partnership provide certain information. A look-through rule will apply in the case of tiered partnerships.

         If a holder of a note or common stock who is not a U.S. person is engaged in a trade or business in the U.S. and if interest on the note, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the note or common stock, is effectively connected with the conduct of such trade or business and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the holder in the U.S., the holder, although exempt from U.S. withholding tax provided that the certification requirements discussed in the next sentence are met, will generally be subject to U.S. federal income tax on such interest, dividends or gain on a net income basis in the same manner as if it were a U.S. person. In lieu of the certificate described above, such a holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed Internal Revenue Service Form W-8ECI or successor form in order to claim an exemption from withholding tax. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on a note, dividends on the common stock and any gain recognized on the sale, exchange or other disposition of a note or common stock generally will be included in the earnings and profits of such holder if any such interest, dividends or gain is effectively connected with the conduct by the holder of a trade or business in the U.S. The new Treasury Regulations will change certain of the withholding reporting and certification requirements described above, effective for payments made after December 31, 2000, subject to certain grandfathering provisions.

         U.S. FEDERAL ESTATE TAX. A note held by an individual who at the time of death is not a citizen or resident of the U.S. as each term is specially defined for U.S. federal estate tax purposes, will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S. will be included in such individual's estate for U.S. federal estate tax purposes unless an applicable estate tax treaty otherwise applies.

         Holders who are not U.S. persons should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the notes and common stock.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments made in respect of a note or common stock to a holder that is not an "exempt recipient" and that fails to provide certain identifying information, such as the holder's TIN, in the manner required. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a note or common stock generally must be reported to the Internal Revenue Service, unless the holder is an exempt recipient or otherwise establishes an exemption.

         In the case of payments of interest on a note to a holder who is not a U.S. person, Treasury Regulations provide that backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established; provided that neither we nor a paying agent have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied.

         Dividends on the common stock paid to holders who are not U.S. persons but who are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting.

         Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. broker or a foreign office of a broker that is a controlled foreign corporation within the meaning of the Internal Revenue Code or a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S., are currently subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a holder who is not a U.S. person and has no actual knowledge that such evidence is false and certain other conditions are met. Temporary Treasury Regulations indicate that such payments are not currently subject to backup withholding.

         Under current Treasury Regulations, payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person (and no agent or broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect), satisfies certain other qualifications and provides his or her name and address or the payee otherwise establishes an exemption.

         Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the Internal Revenue Service.

         As noted above, the new Treasury Regulations will generally be applicable to payments made after December 31, 2000. In general, the new Treasury Regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the new Treasury Regulations, United States information requirements will apply to a payment made outside the U.S. of the proceeds of a sale of a note or common share through an office outside the United States of a broker that is a foreign partnership, if at any time during its tax year, one or more of the partnership's partners are U.S. persons (as defined in U.S. Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership, or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, unless the broker has evidence in its records that the payee is a holder who is not a U.S. person and has no actual knowledge that such evidence is false and certain other conditions are met.

         Under the new Treasury Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a note or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the new Treasury Regulations on payments made with respect to notes or common stock after December 31, 2000.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                 SELLING HOLDERS

         The notes were originally issued by us and sold by Goldman, Sachs & Co., FleetBoston Robertson Stephens, Inc., ING Barings LLC and Credit Suisse First Boston Corporation as the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers. The warrants were originally issued by us to predecessors of GATX Capital Corporation and of MM Ventures in transactions exempt from the registration requirements of the Securities Act. Selling holders, including their transferees, pledgees, or donees or their successors, may from time to time offer and sell any or all of the notes and the common stock into which the notes are convertible pursuant to this prospectus.


         The following table sets forth information, as of April 17, 2000, with respect to the selling holders and the principal amounts of notes and amounts of common stock beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or our common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes or common stock in transactions exempt from the registration requirements of the Securities Act. No selling holder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of a selling holder's notes or exercise of a selling holder's warrants.




                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)

1976                        9           9            0            0            53          53              0              0
Distribution
Trust fbo Aerin
Lauder-Zinterhofer

1976                        9           9            0            0            53          53              0              0
Distribution
Trust fbo Jane
A. Lauder


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)

AAM/Zazove              1,000       1,000            0            0         5,942       5,942              0              0
Institutional
Income Fund,
L.P.

AIG/National              675         675            0            0         4,011       4,011              0              0
Union Fire
Insurance

AllState                1,555       1,555            0            0        48,740       9,240              0              0
Insurance
Company

Alscott                 3,000       3,000            0            0        17,827      17,827              0              0
Investments,
LLC

Argent Classic         25,000      25,000            0            0       148,560     148,560              0              0
Convertible
Arbitrage Fund
(Bermuda) L.P.

Argent                  3,000       3,000            0            0        17,827      17,827              0              0
Convertible
Arbitrage Fund
LTD.


Arkansas                3,865       3,865            0            0        22,967      22,967              0              0
Teachers
Retirement
System


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)

Bancroft                  500         500            0            0         2,971       2,971              0              0
Convertible
Fund, Inc.

Bank Austria            2,500       2,500            0            0        14,856      14,856              0              0
Cayman Island,
Ltd.

Bankers Trust           1,000       1,000            0            0         5,942       5,942              0              0
Equities
Strategies

Baptist Health            183         183            0            0         1,087       1,087              0              0
of South Florida

BBT Fund,               9,000       9,000            0            0        53,481      53,481              0              0
L.P.

Bear, Stearns &         5,000       5,000            0            0        29,712      29,712              0              0
Co. Inc.

BNP Arbitrage          10,800      10,800            0            0        64,177      64,177              0              0
SNC

Boston Museum             171         171            0            0         1,016       1,016              0              0
of Fine Arts

Boulder Capital           850         850            0            0         5,051       5,051              0              0
Inc.

Boulder II              3,350       3,350            0            0        19,907      19,907              0              0
Limited

BVI Social                 18          18            0            0           106         106              0              0
Security Board

Chrysler                3,410       3,410            0            0        20,263      20,263              0              0
Corporation
Master
Retirement Trust

CIBC World             10,500      10,500            0            0        62,395      62,395              0              0
Markets


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)

City University            47          47            0            0           279         279              0              0
of New York

Cova Bond                 700         700            0            0         4,159       4,159              0              0
Debenture Fund

Credit Suisse           9,790       9,790            0            0        58,176      58,176              0              0
First Boston
Corporation

David Lipscomb             95          95            0            0           564         564              0              0
University
General
Endowment

Deephaven               8,700       8,700            0            0        51,698      51,698              0              0
Domestic
Convertible
Trading Ltd.

Delphi                     20          20            0            0           118         118              0              0
Foundation, Inc.

Delta Air Lines         1,460       1,460            0            0         8,675       8,675              0              0
Master Trust

Deutsche Bank          30,300      30,300            0            0       180,054     180,054              0              0
Securities Inc.

ELF Aquitane              250         250            0            0         1,485       1,485              0              0
Pension

Ellsworth                 500         500            0            0         2,971       2,971              0              0
Convertible
Growth and
Income Fund,
Inc.

Engineers Joint           525         525            0            0         3,119       3,119              0              0
Pension Fund

EQAT Alliance           1,805       1,805            0            0        10,726      10,726              0              0
Balanced
Account


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)


EQAT                    2,695       2,695            0            0        16,014      16,014              0              0
Alliance
Growth &
Income

EQAT                    1,505       1,505            0            0         8,943       8,943              0              0
Alliance
Growth
Investors

Equitable Life            110         110            0            0           653         653              0              0
Assurance
Separate
Account -
Balanced

Equitable Life          1,855       1,855            0            0        11,023      11,023              0              0
Assurance
Separate
Account -
Convertibles

Family                    300         300            0            0         1,782       1,782              0              0
Service Life
Insurance Co.

First                     170         170            0            0         1,010       1,010              0              0
Republic
Bank

Fuji                      500         500            0            0         2,971       2,971              0              0
U.S. Income
Open

GATX Capital                0           0            0            0        56,000      56,000              0              0
Corporation(2)

General                 3,770       3,770            0            0        29,202      22,402              0              0
Motors
Employees
Global Group
Pension Trust

General                   205         205            0            0         1,218       1,218              0              0
Motors
Foundation, Inc.

GLG Global              2,000       2,000            0            0        11,884      11,884              0              0
Convertible
Fund


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)

GLG Global                500         500            0            0         2,971       2,971              0              0
Convertible
UCITS Fund

GLG Market             10,000      10,000            0            0        59,424      59,424              0              0
Neutral Fund

Global Bermuda          1,500       1,500            0            0        17,113       8,913              0              0
Limited
Partnership

Goldman                17,922      17,922            0            0       106,499     106,499              0              0
Sachs and
Company

Grable                     67          67            0            0           398         398              0              0
Foundation


Grady                      70          70            0            0           415         415              0              0
Hospital

Granville               9,500       9,500            0            0        56,542      56,542              0              0
Capital
Corporation

Guardian Life          11,400      11,400            0            0       104,843      67,743              0              0
Insurance Co.


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)


Guardian                  300         300            0            0         1,782       1,782              0              0
Pension Trust


Highbridge             32,500      32,500            0            0       193,128     193,128              0              0
International
LLC

Hotel Union &             271         271            0            0         1,610       1,610              0              0
Hotel
Industry of
Hawaii


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)

ING Barings               550         550            0            0         3,268       3,268              0              0
LLC

ITG Inc.                  120         120            0            0           713         713              0              0

J.P. Morgan             1,000       1,000            0            0         5,942       5,942              0              0
Securities Inc.

Jeffries & Co.              6           6            0            0            35          35              0              0
Inc.

JMG                    11,213      11,213            0            0        60,632      60,632              0              0
Capital
Partners, L.P.

JMG Triton             18,712      18,712            0            0       111,194     111,194              0              0
Offshore
Fund, Ltd.

John M. Olin            1,000       1,000            0            0         5,942       5,942              0              0
Foundation

Lakeshore               3,000       3,000            0            0        34,127      17,827              0              0
International
Ltd.

Lipper                  8,500       8,500            0            0        50,510      50,510              0              0
Convertibles,
L.P.

Lipper                    500         500            0            0         2,971       2,971              0              0
Offshore
Convertibles,
L.P. #2

Local                      28          28            0            0           166         166              0              0
Initiatives
Support
Corporation

Lord Abbett             6,600       6,600            0            0        39,219      39,219              0              0
Bond Debenture
Fund

Lord, Abbett &          1,350       1,350            0            0         8,022       8,022              0              0
Co. Oxford
Fund


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)

Lyxor Master            5,650       5,650            0            0        33,574      33,574              0              0
Fund

Maryland                1,004       1,004            0            0         5,966       5,966              0              0
Retirement
System

Memphis Light,          1,020       1,020            0            0         6,061       6,061              0              0
Gas & Water
Retirement
Fund

Merrill Lynch             163         163            0            0           968         968              0              0
Insurance
Group

Minnesota                  29          29            0            0           172         172              0              0
Bankers
Union
Pension
Fund

MM                          0           0            0            0        49,777      49,777              0              0
Ventures (3)

Morgan Stanley          6,670       6,670            0            0        39,635      39,635              0              0
& Co.

Morgan                  2,000       2,000            0            0        11,884      11,884              0              0
Stanley Dean
Witter
Convertible
Securities
Trust

Motion Picture            410         410            0            0         2,436       2,436              0              0
Industry
Health Plan -
Active
Member Fund


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)

Motion Picture            200         200            0            0         1,188       1,188              0              0
Industry Health
Plan - Retiree
Member Fund

Motors                  1,005       1,005            0            0         5,972       5,972              0              0
Insurance
Corporation

Mount Sinai             1,000       1,000            0            0         5,942       5,942              0              0
School of
Medicine

Museum of                  50          50            0            0           297         297              0              0
Fine Arts,
Boston

Nalco                     265         265            0            0         1,574       1,574              0              0
Chemical
Company

New                       320         320            0            0         1,901       1,901              0              0
Hampshire
Retirement
System

New Orleans                73          73            0            0           433         433              0              0
Firefighters
Pension Trust

New York Life             750         750            0            0         4,456       4,456              0              0
Insurance &
Annuity
Corporation

New York Life           4,500       4,500            0            0        26,740      26,740              0              0
Insurance
Company


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)


Nicholas-Applegate      1,185       1,185            0            0         7,041       7,041              0              0
Convertible Fund

Occidental                124         124            0            0           736         736              0              0
Petroleum

OCM                     1,920       1,920            0            0        11,409      11,409              0              0
Convertible
Trust

Ohio Bureau                84          84            0            0           499         499              0              0
of Workers
Compensation

Onex                    1,800       1,800            0            0        10,696      10,696              0              0
Industrial
Partners
Limited

Oppenheimer             3,500       3,500            0            0        20,798      20,798              0              0
Convertible
Securities Fund

Pacific Life              500         500            0            0         2,971       2,971              0              0
Insurance
Company

Paloma                  5,100       5,100            0            0        30,306      30,306              0              0
Securities
LLC

Parker                     60          60            0            0           356         356              0              0
-Hannifin
Corporation

Partner                   700         700            0            0         4,159       4,159              0              0
Reinsurance
Company Ltd.

Pebble Capital            500         500            0            0         2,971       2,971              0              0
Inc.

PGEP IV, LLC               61          61            0            0           362         362              0              0

Physicians                416         416            0            0         2,472       2,472              0              0
Life


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)


Pilgrim                 4,690       4,690            0            0        27,869      27,869              0              0
Convertible
Fund

ProMutual                 200         200            0            0         1,188       1,188              0              0
Putnam Asset              450         450            0            0         2,674       2,674              0              0
Allocation
Funds-Balanced
Portfolio

Putnam Asset              300         300            0            0         1,782       1,782              0              0
Allocation
Funds-Conservative
Portfolio

Putnam                    110         110            0            0           653         653              0              0
Balanced
Retirement Fund

Putnam                  5,837       5,837            0            0        34,685      34,685              0              0
Convertible
Income-Growth
Trust

Putnam                    140         140            0            0           831         831              0              0
Convertible
Opportunities
and Income Trust

Ramius                    500         500            0            0         2,971       2,971              0              0
Capital
Holdings,
Ltd.

Rhone-Poulenc              70          70            0            0           415         415              0              0
Rorer Pension
Plan

S G Cowen               6,000       6,000            0            0        35,654      35,654              0              0
Securities Corp.

Sage Capital            3,000       3,000            0            0        17,827      17,827              0              0
Limited
Partnership

Sagemore Hill           5,000       5,000            0            0        29,712      29,712              0              0
Hub Fund Ltd.


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)


San Diego City          1,052       1,052            0            0         6,251       6,251              0              0
Retirement

San Diego               2,531       2,531            0            0        15,040      15,040              0              0
County
Convertible

San Diego               2,030       2,030            0            0        12,063      12,063              0              0
County
Employees
Retirement
Assoc.

Scudder                   283         283            0            0         1,681       1,681              0              0
Dividend and
Growth Fund

Starvest                  850         850            0            0         5,051       5,051              0              0
Combined
Portfolio

State                   1,770       1,770            0            0        10,518      10,518              0              0
Employees'
Retirement
Fund of the
State of
Delaware

State of                4,180       4,180            0            0        24,839      24,839              0              0
Connecticut
Combined
Investment Funds

The Estate of             570         570            0            0         3,387       3,387              0              0
James
Campbell

The Frist                 265         265            0            0         1,574       1,574              0              0
Foundation

TQA Master Fund         1,000       1,000            0            0         5,942       5,942              0              0


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)

TQA Master              1,000       1,000            0            0         5,942       5,942              0              0
Plus Fund

Tracor Inc.                96          96            0            0           570         570              0              0
Employees
Retirement
Plan

U.S.                    1,000       1,000            0            0         5,942       5,942              0              0
Olympic
Foundation

University of              50          50            0            0           297         297              0              0
Rochester

Value Line                600         600            0            0         3,565       3,565              0              0
Convertible
Fund, Inc.

Van Kampen                632         632            0            0         3,755       3,755              0              0
Convertible
Securities Fund

Van Kampen              3,368       3,368            0            0        20,014      20,014              0              0
Harbor Fund

Vanguard                3,700       3,700            0            0        21,986      21,986              0              0
Convertible
Securities
Fund, Inc.

Viacom Pension             36          36            0            0           213         213              0              0
Plan Master
Trust

Wake                    1,271       1,271            0            0         7,552       7,552              0              0
Forest
University

White River             5,000       5,000            0            0        29,712      29,712              0              0
Securities LLC

Winchester                250         250            0            0         1,485       1,485              0              0
Convertible
Plus Ltd.


                                                                            Number of
                                                                            Shares of
                                                              Percentage     Common     Number of       Number of    Percentage of
                       Notes                      Notes      of the Notes    Stock      Shares of       Shares of      Shares of
                    Beneficially               Beneficially  Beneficially Beneficially   Common       Common Stock   Common Stock
                       Owned        Notes         Owned         Owned         Owned       Stock       Beneficially   Beneficially
    Selling           Prior to     Offered        After       After the     Prior to     Offered       Owned After   Owned After
 Securityholder       Offering      Hereby      Offering(1)   Offering      Offering     Hereby        Offering(1)    Offering(1)
                     (in $1,000)  (in $1,000)  (in $1,000)

Writers Guild -           326         326            0            0         1,937       1,937              0              0
Industry Health
Fund

Zurich HFR                 70          70            0            0           415         415              0              0
Master Hedge
Fund Index, Ltd.



(1) We do not know if, when or in what amounts a selling securityholder may offer securities for sale and we do not know that the selling securityholders will sell any or all of the securities offered hereby. Because the selling securityholders may offer all or some of the securities pursuant to this prospectus, and because there are currently no other agreements, arrangements or understandings with respect to the sale of any of the securities that will be held by the selling securityholders, no estimate can be given as to the amount of the securities that will be held by the selling securityholders after completion of the offering made by this prospectus. However, for purposes of this table, we have assumed that, after completion of the offering, no securities will be held by the selling securityholders.

(2) GATX Capital Corporation holds warrants to purchase 56,000 shares of common stock, all of which are currently exercisable.

(3) MM Ventures holds warrants to purchase 49,777 shares of common stock, all of which are currently exercisable.







                              PLAN OF DISTRIBUTION

         The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and our common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         The notes and common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

         - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or our common stock may be listed or quoted at the time of sale;

         -              in the over-the-counter market;

         - in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

         - through the writing of options, whether the options are listed on an options exchange or otherwise; or

         -              through the settlement of short sales.

         In connection with the sale of the notes and common stock, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or common stock in the course of hedging the positions they assume. The selling holders may also sell the notes or common stock short and deliver these securities to close out their short positions, or loan or pledge the notes or common stock to broker-dealers that in turn may sell these securities.

         The aggregate proceeds to the selling holders from the sale of the notes or common stock offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

         Our common stock is quoted on The Nasdaq National Market. The notes are currently designated for trading on the PORTAL Market of the NASD.

         In order to comply with the securities laws of some states, if applicable, the notes and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

         To the extent required, the specific notes or shares of our common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

         We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and our common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and our common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders of incident to the offering and sale of the notes and our common stock. We estimate that our total expenses of the offering of the notes and common stock will be approximately $159,524.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual report on form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The consolidated financial statements of LeukoSite, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 and the financial statements of L&I Partners, L.P. as of December 31, 1997 and 1998 and for the period from inception through December 31, 1997, the year ended December 31, 1998 and the period from inception through December 31, 1998 incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of CytoMed, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this Prospectus by reference to the Millennium Pharmaceuticals Form 8-K/A dated January 6, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the notes and our common stock issuable upon conversion of the notes and issuable upon exercise of the warrants has been passed upon by Hale and Dorr LLP.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549. You should call 1-800-SEC-

0330 for more information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, the notes and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the notes and shares of our common stock covered by this prospectus.

                  (1) Our Annual Report on Form 10-K for the year ended December 31, 1999;

                  (2) Our current reports on Form 8-K filed with the SEC on January 6, 2000, January 11, 2000, January 19, 2000, February 9, 2000,
         and April 13, 2000 and our amendments to current reports on Form 8-K/A filed with the SEC on January 6, 2000 and January 27, 2000;

                  (3) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

                  (4) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 26, 1996, including any amendments or reports filed for the purpose of updating that description.

         You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

                           Investor Relations
                           Millennium Pharmaceuticals, Inc.
                           75 Sidney Street
                           Cambridge, MA  02139
                           Telephone:  (617) 679-7000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by Millennium Pharmaceuticals, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

             Filing Fee - Securities and Exchange Commission ....  $  109,524
             Legal fees and expenses.............................  $   30,000
             Accounting fees and expenses........................  $   10,000
             Miscellaneous expenses..............................  $   10,000
                                                                       ------

                      Total Expenses.............................  $  159,524
                                                                      =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Nine of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Article Nine of the Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         Millennium Pharmaceuticals, Inc. has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16. EXHIBITS

  EXHIBIT NUMBER                                        DESCRIPTION

        4.1*          Indenture dated as of January 20, 2000 between the Registrant and State Street Bank and Trust Company, including therein the forms of the notes
        4.2*          Registration Rights Agreement dated as of January 20, 2000 among the Registrant and
                      Goldman, Sachs & Co., ING Barings LLC, FleetBoston Robertson Stephens Inc. and Credit
                      Suisse First Boston Corporation
        5.1**         Opinion of Hale and Dorr LLP.
       12**           Computation of Ratio of Earnings to Fixed Charges
       23.1           Consent of Ernst & Young LLP
       23.2           Consent of Arthur Andersen LLP
       23.3           Consent of PricewaterhouseCoopers LLP
       23.4**         Consent of Hale and Dorr LLP, included in Exhibit 5.1
       24.1**         Power of Attorney
       25**           Form T-1.  Statement of Eligibility under the Trust Indenture Act of State Street
                      Bank and Trust Company



* Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and filed with the SEC on 25, 2000.

** Previously filed.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on April 17, 2000.


                                MILLENNIUM PHARMACEUTICALS, INC.


                                By:      /s/ Mark J. Levin
                                         Mark J. Levin
                                         Chairman of the Board of Directors and
                                         Chief Executive Officer

                SIGNATURE                                        TITLE                                    DATE
/s/ Mark J. Levin                         Chairman of the Board of Directors and Chief         April 17, 2000
Mark J. Levin                             Executive Officer (Principal Executive Officer)

/s/ Kevin P. Starr*                       Chief Financial Officer (Principal Financial and     April 17, 2000
Kevin P. Starr                            Accounting Officer)

/s/ Joshua Boger*                         Director                                             April 17, 2000
Joshua Boger, Ph.D.

/s/ Eugene Cordes*                        Director                                             April 17, 2000
Eugene Cordes, Ph.D.

/s/ A. Grant Heidrich III*                Director                                             April 17, 2000
A. Grant Heidrich III

/s/ Raju S. Kucherlapati*                 Director                                             April 17, 2000
Raju S. Kucherlapati, Ph.D.

/s/ Eric S. Lander*                       Director                                             April 17, 2000
Eric S. Lander, Ph.D.

/s/ Christopher K. Mirabelli*             Director                                             April 17, 2000
Christopher K. Mirabelli, Ph.D.

/s/ Steven C. Wheelwright*                Director                                             April 17, 2000
Steven C. Wheelwright, Ph.D.

*By: /s/ Mark J. Levin
         Mark J. Levin
         Attorney-in-fact

                                  EXHIBIT INDEX

  EXHIBIT NUMBER                                               DESCRIPTION

        4.1*                 Indenture dated as of January 20, 2000 between the Registrant and State Street Bank and Trust Company, including therein the forms of the notes
        4.2*                 Registration Rights Agreement dated as of January 20, 2000 among the Registrant and
                             Goldman, Sachs & Co., ING Barings LLC, FleetBoston Robertson Stephens Inc. and Credit
                             Suisse First Boston Corporation
        5.1**                Opinion of Hale and Dorr LLP.
       12**                  Computation of Ratio of Earnings to Fixed Charges
       23.1                  Consent of Ernst & Young LLP
       23.2                  Consent of Arthur Andersen LLP
       23.3                  Consent of PricewaterhouseCoopers LLP
       23.4**                Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
       24.1**                Power of Attorney
       25**                  Form T-1.  State of Eligibility under the Trust Indenture Act of State Street Bank and Trust Company.

* Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and filed with the SEC on 25, 2000.

** Previously filed.